Exhibit 13.1

We consent to the use in this Offering Statement on Form 1-A of our report dated May 15, 2026, relating to the balance sheets of YM Corporation as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years then ended, appearing in this Offering Statement. We also consent to the reference to us under the heading “Experts.”

/s/ SA Infinity Financial Services, LLC

SA Infinity Financial Services, LLC

Soyi Akinsola, CPA

June 30, 2026